EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
among:
Novafora, Inc.,
a Delaware corporation;
Transformer Acquisition LLC,
a Delaware limited liability company; and
Transmeta Corporation,
a Delaware corporation

Dated as of November 17, 2008

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of November 17, 2008, by and among: Novafora, Inc., a Delaware corporation (“Parent”); Transformer Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”); and Transmeta Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement and the applicable provisions of the DGCL and the LLC Act (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will remain a wholly owned subsidiary of Parent.
     B. The respective boards of directors, members or managers, as applicable, of Parent, Merger Sub and the Company have approved this Agreement and the Merger and have declared the Merger to be advisable and fair to, and in the best interests of, their respective corporations and stockholders.
     C. Prior to the execution and delivery of this Agreement, Parent has caused a portion of the purchase price to be deposited with Silicon Valley Bank, which amount is held in escrow by Silicon Valley Bank (the “Escrow Fund”) and shall be released to the Paying Agent (as defined below) upon the Closing (as defined below), all on the terms and conditions set forth in the Escrow Agreement dated as of November 14, 2008 by and among the parties thereto (the “Escrow Agreement”). All references to the “Merger Agreement” in the Escrow Agreement shall mean and refer to this Agreement.
     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Schedule 1 are entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibits A-1, A-2 and A-3 (the “Voting Agreements”) pursuant to which, among other things, such stockholder agrees to vote all shares of the Company’s capital stock owned by it, him or her in favor of the adoption of this Agreement and the other transactions contemplated hereby.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1. Description of Transaction
          1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub. By virtue of the Merger, at the Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.
          1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions), or such other Business Day as the Company and Parent may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the Company shall execute a certificate of merger that the parties agree satisfies the applicable requirements of the DGCL and the LLC Act (the “Certificate of Merger”), and concurrently with or as soon as practicable following the Closing, the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and specify in the Certificate of Merger. The time as of which the Merger becomes effective is referred to as the “Effective Time”.
          1.4 Limited Liability Company Agreement; Directors and Officers. At the Effective Time:
               (a) the certificate of formation and the limited liability company agreement of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the certificate of formation and the limited liability company agreement, respectively, of the Surviving Corporation until amended in accordance with applicable Legal Requirements; provided, however, that at the Effective Time, the certificate of formation and the limited liability company agreement of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation is “Transmeta LLC.”
               (b) the sole member of the Surviving Corporation immediately after the Effective Time shall be the sole member of Merger Sub immediately prior to the Effective Time.
          1.5 Conversion of Shares, Options, and Warrants.
               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
                    (i) any shares of Company Common Stock held by the Company in treasury or by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock that have been issued upon exercise of Company Options and Company Warrants prior to the Effective Time and any shares of Company Common Stock issued or issuable upon the conversion of shares of Company Series B Stock effective at or prior to the Effective Time, but excluding any Dissenting Shares) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest, upon surrender of Certificates in accordance with Section 1.8;
                    (iv) each share of Company Series B Stock outstanding immediately prior to the Effective Time, after giving effect to any election to convert shares of Company Series B Stock into Company Common Stock effective at or prior to the Effective Time, shall be converted into the right to receive $7.50 in cash, without interest (the “Per Preferred Share Merger Consideration”). As of the Effective Time, all such shares of Company Series B Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Preferred Share Merger Consideration, without interest, upon surrender of Certificates in accordance with Section 1.8;
                    (v) each outstanding and unexercised Company Option shall be treated as set forth in Section 5.3(a) of this Agreement and all rights outstanding under the Company ESPP shall be treated as set forth in Section 5.3(b) of this Agreement;
                    (vi) each share of Unvested Company Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto; and
                    (vii) each outstanding and unexercised Company Warrant (as defined in Section 2.2(a)) shall be treated in accordance with Section 9 thereof, and the contractual obligations thereunder shall, by virtue of the Merger, be assumed by the Surviving Corporation.
The aggregate amount of cash consideration that each holder of shares of Company Common Stock is entitled to receive for shares of Company Common Stock held by such holder pursuant to Section 1.5(a)(iii) shall be rounded down to the nearest cent and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such holder.

               (b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if the Company declares a stock dividend during such period, or a record date with respect to any such event occurs during such period, then the Per Share Merger Consideration or Per Preferred Share Merger Consideration, as applicable, shall be adjusted to the extent appropriate.
               (c) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(iii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per Share Merger Consideration as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof upon the satisfaction of the applicable conditions set forth in Section 1.8 (or as promptly as reasonably practicable thereafter), the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.5(a)(iii) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)(iii)). The Company shall comply in all respects with Section 262 of the DGCL and shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.
          1.6 [RESERVED]
          1.7 Payment Fund. On or prior to the Closing Date, Parent shall select a reputable national bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to Sections 1.5(a)(iii) and 1.5(a)(iv) (the “Cash Consideration”). Promptly following the Effective Time (and in any event within two Business Days thereafter), Parent shall deposit (and cause the Surviving Corporation to deposit) with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock and Company Series B Stock immediately prior to the Effective Time, the Cash Consideration (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than paying the Cash Consideration to former Company stockholders, and shall be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit or similar instruments of commercial banks with capital exceeding $10 billion.
          1.8 Payment Procedures.
               (a) Parent shall instruct, and use its commercially reasonable efforts to cause, the Paying Agent to mail promptly following the Effective Time (and in any event within two Business Days thereafter) to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series B Stock (collectively, the “Certificates”): (i) a letter of transmittal in customary form and having such provisions as Parent and the Company shall reasonably agree before the Effective Time (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of such Certificates in exchange for such holder’s applicable portion of the Cash Consideration. Upon surrender of a Certificate to the Paying Agent (or receipt of an “agent’s message” by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock or Company Series B Stock held in book-entry form) together with such letter of transmittal, duly executed and completed in accordance with the instructions to the transmittal letter, the holder of such Certificate shall be entitled to receive in exchange for the Certificate the applicable portion of the Cash Consideration. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Cash Consideration.
               (b) No interest will be paid or will accrue on the Cash Consideration. In the event of a transfer of ownership of Company Common Stock or Company Series B Stock that is not registered in the transfer records of the Company, the applicable portion of the Cash Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock or Company Series B Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
          1.9 Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock or Company Series B Stock on the one-year anniversary of the Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock or Company Series B Stock who have not complied with the provisions of this Section 1 as of that time shall thereafter look only to Parent for the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock or Company Series B Stock formerly represented thereby, and Parent shall, upon the request of any such former stockholder, promptly pay to such Persons the applicable portion of the Cash Consideration to which he, she or it is entitled. Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock or Company Series B Stock on the date that is three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any

Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled to that portion of the Payment Fund. Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.
          1.10 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock and Company Series B Stock outstanding immediately before the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Per Share Merger Consideration or the Per Preferred Share Merger Consideration, as applicable, or the right to receive consideration pursuant to Section 1.5(c)), and all holders of certificates representing shares of Company Common Stock and Company Series B Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Series B Stock outstanding immediately before the Effective Time. No further transfer of any such shares of Company Common Stock or Company Series B Stock shall be made on such transfer books after the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Section 1.
          1.11 Lost Certificates. If any Certificate shall have been lost, stolen, mutilated, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock or Company Series B Stock formerly represented thereby only after the person claiming such Certificate to be lost, stolen, mutilated, or destroyed makes an affidavit to such effect.
          1.12 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Series B Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series B Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.
          1.13 [RESERVED]
          1.14 Further Action. If, at any time after the Effective Time, Parent or the Surviving Corporation determine that any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the members, managers, officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
Section 2. Representations and Warranties of the Company
     The Company represents and warrants to Parent and Merger Sub as follows, subject to: (a) any references to the disclosures set forth in the Company SEC Documents filed prior to the date hereof (but only to the extent that (i) such references specifically identify the particular section of a Company SEC Document that contains the disclosure relevant to the applicable section of this Section 2, and (ii) such disclosure does not constitute a “risk factor”, “forward looking statement” or any documents referred to or incorporated by reference therein); (b) the exceptions and disclosures set forth in the part of the Company Disclosure Schedule corresponding to the particular Section in this Section 2 in which such representation and warranty appears; (c) any exceptions or disclosures cross-referenced to another part of the Company Disclosure Schedule; and (d) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent (without the necessity of further investigation) notwithstanding the omission of any cross-reference to such other part or subpart of the Company Disclosure Schedule (provided, however, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent):
          2.1 Subsidiaries; Due Organization.
               (a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, are owned by the Company free and clear of all Encumbrances, and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of the Company, or otherwise obligating the Company or any Subsidiary of the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries of the Company identified in Part 2.1(a) of the Company Disclosure Schedule, the Company does not have any Subsidiary or own any capital stock of, or any equity interest of any nature in, any other Entity. Other than as set forth in Part 2.1(a) of the Company Disclosure Schedule, no Subsidiary of the Company has any assets or liabilities. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.
               (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the corporate or similar power (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all contracts by which it is bound, except in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
               (c) The Company has provided or made available to Parent a true, correct and complete copy of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable of the Company and each Subsidiary of the Company, in each case as amended to date. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case as amended to date.
               (d) The Company and each Subsidiary of the Company (in jurisdictions that recognize the following concepts), in each case, is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.
               (e) The Company has provided or made available to Parent correct and complete copies of the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and each of its Subsidiaries between January 1, 2005 and the date hereof (excluding records of proceedings and meetings relating to the potential sale of the Company), the charters of all committees of the Board of Directors of the Company, and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Board. The minute books of the Company and each Subsidiary of the Company provided or made available to Parent contain accurate summaries of all meetings of directors and stockholders or actions by written consent of the Company and the respective Subsidiaries through the date of this Agreement.
          2.2 Capitalization.
               (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 12,217,631 shares were issued and outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock of which 1,000,000 shares are designated as Series B Preferred Stock, 300,000 shares of which were issued and outstanding as of the date of this Agreement. As of the date of this Agreement, (i) warrants to acquire 977,345 shares of Company Common Stock that were issued pursuant to that certain Placement Agency Agreement dated as of September 20, 2007 between the Company and A.G. Edwards & Sons, Inc. were outstanding (the “Company Warrants”), and (ii) the Company holds 39,843 shares of Company Common Stock in its treasury.
               (b) All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock or Company Preferred Stock are subject to (or were issued in violation of) any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws of the Company or any Contract to which the Company is a party or by which it is bound. The Company is not under any obligation, nor is it bound by any Contract, to redeem or otherwise acquire any outstanding shares of Company Common Stock, Company Preferred Stock or other securities, except for the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment. All issued and outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Options were issued, and all repurchases of Company securities were made, in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary of the Company. The Company is not under any obligation to register under the Securities Act any securities of the Company or any Subsidiary of the Company now outstanding or that may be subsequently issued.
               (c) As of the date of this Agreement, the Company has reserved 5,735,940 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which (i) 1,812,580 shares have been issued pursuant to option exercises or direct stock purchases, (ii) 1,606,491 shares are subject to outstanding and unexercised Company Options (whether or not under the Company Option Plans), and (iii) 2,352,898 shares remain available for issuance under the Company Option Plans. As of the date of this Agreement, the Company has reserved 992,028 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP, of which 885,405 shares have been issued and 106,623 shares remain available for issuance thereunder.
               (d) Part 2.2(d) of the Company Disclosure Schedule (1) sets forth, as of the date of this Agreement, a true, correct and complete list of all holders of outstanding Company Options, the name of the Company Option Plan pursuant to which such option was granted, the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, including the vesting commencement date, the extent exercisable or issued as of the date of this Agreement, the exercise price per share, the Tax status under Section 422 of the Code and the term of each such option, (2) indicates each holder of such Company Options that is not an employee of the Company or any Subsidiary of the Company (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), and (3) sets forth the terms of any accelerated vesting or exercisability of such Company Options, or any change in the price, exercise period, or other modifications in the terms of such Company Option, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company, Parent or any Subsidiary of the Company following the Merger or otherwise. True, correct and complete copies of each of the

Company Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options that differ in any material respect from such standard form agreements have been provided or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being provided or made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided or made available to Parent.
               (e) Except for the outstanding Company Options set forth in Part 2.2(d) of the Company Disclosure Schedule, the outstanding warrants described in Section 2.2(a) above, the Company ESPP, the Company Rights Agreement, and as set forth in Part 2.2(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) pursuant to a Contract to which the Company or any of its Subsidiaries is a party to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company or any of its Subsidiaries; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. Except for the Voting Agreements, the Company is not aware of, nor is it a party to, any Contract regarding the voting of any outstanding securities of the Company.
               (f) Part 2.2(f) of the Company Disclosure Schedule sets forth any shares of Company Common Stock outstanding as of the date of this Agreement that are restricted and not fully vested under any applicable restricted stock agreement or other Contract with the Company.
          2.3 SEC Filings; Financial Statements.
               (a) As of the time it was filed with the SEC: (i) each registration statement, prospectus, certification, proxy statement, report, schedule, form and other document required to be filed by the Company with or furnished to the SEC between January 1, 2005 and the date hereof, including all amendments thereto (collectively, the “Company SEC Documents”), was presented in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents; and (ii) none of such Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed on or before the date of this Agreement that were amended or superseded on or before the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed after the date of this Agreement that are amended or superseded before the Effective Time, by the filing of the applicable amending or superseding Company SEC Document. All statements, reports, schedules, forms and other documents required to have been filed by the Company with or to the SEC (including items required to be incorporated therein by reference) between January 1, 2005 and the date hereof, have been so filed. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or under Sections 302 and 906 of the Sarbanes -Oxley Act of 2002 (the “Sarbanes Oxley Act”) with respect to the Company SEC Documents required to be filed before the date of this Agreement. As used in this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Oxley Act. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC.
               (b) As of their respective dates, the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring adjustments); and (iii) fairly and accurately presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to recurring year-end audit adjustments). The Company does not intend to correct or restate, nor, to the Knowledge of the Company is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Financial Statements.
               (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, an “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
               (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are, as of the date hereof, required to be filed, with respect to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar written correspondence received by the Company from the SEC between January 1, 2005 and the date hereof, and any written responses thereto by the Company. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC prior to the date hereof. As of the date of this Agreement, to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC. To the Company’s Knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.
               (e) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Company’s Knowledge, as of the date of this Agreement, there were no material weaknesses or significant deficiencies in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such term by the Public Company Accounting Oversight Board.
               (f) The Company has established the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s disclosure controls and procedures are reasonably designed to ensure that information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.
               (g) As of the date of this Agreement, the Company does not have any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such, or specifically reserved against, in the consolidated balance sheet of the Company as of September 30, 2008 contained in the Company SEC Documents (the “Company Balance Sheet”); (ii) liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any applicable Legal Requirement; (iii) liabilities under Contracts disclosed to Parent by the Company prior to the date hereof; (iv) liabilities incurred by the Company in connection with the Contemplated Transactions; (v) liabilities of a type that would not be required to be included in a balance sheet (or the notes thereto) prepared in accordance with GAAP; and (vi) liabilities described in Part 2.3(g) of the Company Disclosure Schedule.
               (h) To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures, or any material violations of the Company’s code of ethics.
               (i) Between January 1, 2005 and the date hereof, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee,

auditor, accountant or representative of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. To the Company’s Knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or material violation of any Legal Requirement by the Company or any of its officers, directors, employees or agents.
          2.4 Absence of Changes. Between the date of the Company Balance Sheet and the date of this Agreement and except for the Contemplated Transactions, the Company and each of its Subsidiaries has conducted its business in the ordinary course, consistent with past practice and:
               (a) there has not been any Company Material Adverse Effect;
               (b) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options and pursuant to the Company ESPP; (ii) directly or indirectly acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment; or (iii) split, combined or reclassified any of the capital stock of the Company or any Subsidiary of the Company.
               (c) there has been no amendment to the certificate of incorporation or bylaws of the Company or the equivalent governing documents of any of its Subsidiaries;
               (d) neither the Company nor any of its Subsidiaries has: (i) lent money to any Person (other than advances to employees in the ordinary course of business); (ii) consummated an equity financing, capital lease transaction or incurred or guaranteed any material indebtedness for borrowed money ; or (iii) entered into any agreement in connection with any such transaction;
               (e) the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;
               (f) the Company has not made any material Tax election;
               (g) neither the Company nor any of its Subsidiaries has commenced or settled any Legal Proceeding that is material to the Company and its Subsidiaries, taken as a whole;

               (h) there has not been any amendment or termination of any Company Significant Contract;
               (i) neither the Company nor any of its Subsidiaries has sold, leased, licensed, assigned, transferred, conveyed or otherwise disposed of, or created any Encumbrance with respect to, any Company Owned IP;
               (j) there has not been any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its material assets, other than in the ordinary course of business consistent with past practice;
               (k) neither the Company nor any of its Subsidiaries has undertaken any material restructuring activities, including any reductions in force, lease terminations, restructuring of contracts or similar actions;
               (l) neither the Company nor any Subsidiary of the Company has made or entered into any Contract or letter of intent with respect to (i) any acquisition, sale or transfer of any material asset of the Company or any Subsidiary of the Company (other than the sale or nonexclusive license of products in the ordinary course of business consistent with past practices) or (ii) the acquisition by the Company or any Subsidiary of the Company by merging or consolidating with, or by purchasing, any material portion of assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;
               (m) neither the Company nor any Subsidiary of the Company has entered into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;
               (n) there has not occurred any material increase in or material modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any Subsidiary of the Company to any of its directors, officers, employees or consultants (other than (A) grants of bonus and commission opportunities in the ordinary course of business and consistent with past practices, and (B) increases in the compensation of newly-promoted existing employees below the level of vice-president of the Company in connection with the Company’s customary employee review process in the ordinary course of business and consistent with past practices) or any new loans or extension of existing loans to any such Persons;
               (o) neither the Company nor any Subsidiary of the Company has granted any rights to receive, or entered into any material Contract to provide, any severance, acceleration of vesting, change of control, termination or similar compensation or benefits or increases therein;
               (p) there has not occurred the execution or amendment of any employment agreements or contractor or consultant Contracts (other than employment offer letters for newly-hired employees and newly-promoted existing employees below the level of vice-president, and service and consultant Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company without material cost or liability, except as may be required by applicable laws) or the extension of the term of any existing employment agreement or contractor or consultant Contract with any Person in the employ or service of the Company or any Subsidiary of the Company;
               (q) there has not occurred any material change with respect to the officers or other key personnel of the Company, any termination of employment of any such employees or a material reduction in force;
               (r) there has not been any expenditure, transaction or commitment by the Company or any of its Subsidiaries exceeding $200,000 individually or $400,000 in the aggregate, other than in the ordinary course of business consistent with past practice;
               (s) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary of the Company that is material to the business of the Company and Subsidiary of the Company taken as a whole; and
               (t) neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses “(b)” through “(s)” above.
          2.5 Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except for properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). To the Knowledge of the Company, all of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for liens described in Part 2.5 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 2.7).
          2.6 Real Property; Leasehold.
               (a) Part 2.6 (a) of the Company Disclosure Schedule sets forth an accurate and complete list of each parcel of real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”). With respect to Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title, free and clear of all Encumbrances, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein, and (iv) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened affecting such Owned Real Property or any portion thereof or interest therein.

               (b) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to the Company or any of its Subsidiaries; and (ii) having aggregate lease payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement. All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”.
               (c) Part 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property; and (ii) having aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement.
               (d) The plant, tangible property and equipment of each of the Company and each Subsidiary of the Company that are used in the operations of their respective businesses are (i) suitable in all material respects for the uses to which they are currently employed, (ii) in good operating condition (ordinary wear and tear excepted), and (iii) to the Company’s Knowledge, free from material defects that would reasonably be expected to have a material impact on the conduct of the business of the Company or such Subsidiary as currently conducted. All properties used in the operations of the Company or any Subsidiary of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.
          2.7 Intellectual Property.
               (a) The Company or one of its Subsidiaries owns each item of Company Owned IP free and clear of any Encumbrances, and the Company and its Subsidiaries have used commercially reasonable efforts to maintain such Company Owned IP. The Company or one of its Subsidiaries owns or otherwise has a valid right or license to all Company Used IP other than patents and Marks, and, to Company’s Knowledge, owns or otherwise has a valid right or license to all patents and Marks, needed to design, develop, manufacture, reproduce, market, license, sell, offer for sale, import, distribute and/or use the products and services now being commercialized or offered to any extent by or for or under the authority of Company or any of its Subsidiaries as a product or service of the Company or any of its Subsidiaries (“Company Product”). To the Company’s Knowledge, no royalties, honoraria or other fees are payable by the Company or its Subsidiaries to any third parties with respect to any such Company Used IP.
               (b) Part 2.7(b) of the Company Disclosure Schedule sets forth a list of (i) all licenses, sublicenses and other agreements, other than confidentiality agreements and non-exclusive licenses entered into by the Company or any of its Subsidiaries in the ordinary course of business, to which the Company or any of its Subsidiaries is a party (or to which the Company or any of its Subsidiaries or any Company Owned IP is bound or subject) and pursuant to which any Person (other than Company and its Subsidiaries) has been or may be assigned, authorized to Use, or given access to any Company Owned IP and (ii) all licenses, sublicenses and other agreements, other than confidentiality agreements, pursuant to which the Company or any of its Subsidiaries has been or may be assigned or authorized to Use in connection with the current business of the Company or any Subsidiary, or has incurred any material obligation in connection with, any third party Intellectual Property Rights, but excluding any commercially available, off-the-shelf software licenses under which neither the Company nor any of its Subsidiaries has material ongoing obligations. All Active Registered IP is listed in Part 2.7(b) of the Company Disclosure Schedule and is subsisting, and such list indicates for each item of Active Registered IP the applicable jurisdiction, registration number (or application number) and date issued or filed. Without limiting the generality of the foregoing, all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries on or before the fourteenth day following the Closing Date to register or maintain each item of Active Registered IP have been or will be made or taken on or before the Closing Date. No cancellation, termination, expiration or abandonment (except for expiration or termination at the end of the natural term, including extensions and renewals) is anticipated by the Company or any Subsidiary of the Company with respect to any item of Active Registered IP. To the Company’s Knowledge as of the date of this Agreement, none of the patents or patent applications listed in Part 2.7(b) of the Company Disclosure Schedule is involved in any interference, reexamination, opposition or similar active proceeding (other than normal prosecution of pending applications). Neither the Company nor any Subsidiary of the Company is aware of any challenges, claims or orders pending or threatened (or any potential basis therefor) with respect to the ownership, use, validity, registrability or enforceability of any such patents or patent applications (other than normal prosecution of pending applications).
               (c) Neither the Company nor any Subsidiary of the Company has brought or expressly threatened any action, suit or proceeding against any other Person for any infringement, misappropriation or violation of any Company Owned IP or any breach of any license, sublicense or agreement involving Company Used IP. Neither Company nor any of its Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any Person with respect to any assertion of infringement, misappropriation or violation of any Company Used IP.
               (d) The design, development, manufacturing, marketing, sale, offer for sale, exportation, distribution and/or use of any Company Products as such activities are currently conducted by the Company or its Subsidiaries, and the conduct of the business of the Company or its Subsidiaries as currently conducted and as conducted in the past, has not and does not infringe, misappropriate or otherwise violate any Intellectual Property Right (other than patents and Marks) of any other Person and, to the Company’s Knowledge, does not infringe or otherwise violate any patents or Marks of any other Person. Neither the Company nor any of its Subsidiaries have received any communication alleging that the Company or any Subsidiary of the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in or liable for any infringement, misappropriation or violation of the Intellectual Property Rights of any Person, nor does the Company or any Subsidiary of the Company have any reason to expect that any such communication will be forthcoming.
               (e) To the extent the Company or any of its Subsidiaries uses any “open source” software, to the Knowledge of the Company, the Company or such Subsidiary is in compliance with the material terms of any applicable license and is not required to disclose or distribute any of the Company or the Subsidiary’s proprietary software subject to an “open source” license.

               (f) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all material trade-secret information included in or covered by any Company Owned IP and not disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality agreements or other agreements containing similar obligations.
               (g) All Persons who have contributed to the creation, invention, modification or improvement of any Company Owned IP have signed written agreements providing that all such Company Owned IP is owned exclusively by the Company or its Subsidiaries, and neither the Company nor its Subsidiaries is aware that any such Persons are in violation thereof.
               (h) Neither Company nor any of its Subsidiaries is, nor will they be as a result of the execution and delivery of this Agreement or the performance of their respective obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Company Used IP or to any Intellectual Property Rights of any Person, nor has any Person become entitled to any additional material right(s) (or Company or any of its Subsidiaries lost or waived any material right(s) or become subject to additional payment obligations or non-competition, non-solicitation, standstill or similar restrictions on their respective businesses) under any such license, sublicense or other agreement, nor will it, as a result of any such execution, delivery or performance.
               (i) Part 2.7(i) of the Company Disclosure Schedule identifies all Patent Licenses granted by the Company or any of its Subsidiaries to any other Person. As used herein, “Patent License” means, specifically: (i) any license under any of the patents or patent applications included in Company Owned IP; and (ii) any covenant not to sue, release or right of first refusal that relates to and materially affects any of the patents or patent applications included in Company Owned IP; provided that non-exclusive licenses or covenants granted for the manufacture, use, distribution, or other exploitation of Company Products, as made or sold by or for the Company or any of its Subsidiaries, will not be considered Patent Licenses.
               (j) The Company’s or its Subsidiaries’ ownership of all United States patents and patent applications included in Company Owned IP (the “U.S. Patent Assets”) is subject to: (i) the Patent Licenses; and (ii) the factors identified in Part 2.7(j) of the Company Disclosure Schedule. Subject to the preceding sentence, the Company or one of its Subsidiaries owns each of the U.S. Patent Assets free of Title Problems.
          2.8 Contracts.
               (a) Part 2.8 of the Company Disclosure Schedule identifies, by reference to the applicable sub-section below (or is otherwise reasonably apparent (without the necessity of further investigation) with respect to duplicative or repetitive sub-sections below), each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract”):

                    (i) any Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus severance, termination or similar payment in excess of $25,000 to any Company Employee or consultant, including, any contract that requires the Company to make any payment to a Company Employee or consultant on account of the Merger or any transaction contemplated by this Agreement;
                    (ii) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of Company Common Stock or Company Preferred Stock or any other securities of the Company or any of its Subsidiaries or to repurchase or redeem any such outstanding securities, except for the Company Option Plans, the Company Options and the Company Warrants;
                    (iii) any Contract of the Company or any of its Subsidiaries that provides for: (A) reimbursement of any Company Employee for, or advancement to any Company Employee of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Employee;
                    (iv) any Contract imposing or purporting to impose any material restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person or in any line of business or in any geographic area or during any period of time; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person;
                    (v) any Contract of the Company or any of its Subsidiaries evidencing indebtedness for money borrowed or the guarantee, support or assumption of the indebtedness of any other Person;
                    (vi) any Contract of the Company or any of its Subsidiaries relating to the purchase of real property or to the lease or sublease of Leased Real Property, other than leases or subleases that do not involve aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement;
                    (vii) other than purchase orders issued in the ordinary course of business, any other Contract of the Company or any of its Subsidiaries not listed in response to any of the prior clauses of this Section 2.8(a) that involves the payment or receipt of cash or other consideration in an amount or having a value in the past fiscal year, or aggregate payments in the current fiscal year through the date of this Agreement, in excess of $250,000.
                    (viii) any Contract of the Company or any of its Subsidiaries with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

                    (ix) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any material ownership interest in any other Person or business unit or enterprise;
                    (x) any Contract between the Company or any of its Subsidiaries and any customer, reseller or distributor who, in the six (6) fiscal quarters ended September 30, 2008, was one of the twenty-five (25) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;
                    (xi) any Contract between the Company or any of its Subsidiaries and any supplier who, in the six (6) fiscal quarters ended September 30, 2008, was one of the fifteen (15) largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable;
                    (xii) (A) any Contract between the Company or any of its Subsidiaries and (1) any Significant Customer (2) any Significant Supplier, and (B) any Contract with any dealer, distributor, OEM (original equipment manufacturer), reseller, sales representative, or developer under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;
                    (xiii) any Contract of the Company or any of its Subsidiaries of indemnification or warranty (other than under customer, reseller, vendor, supply, license, referral or service provider Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business);
                    (xiv) any broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contract or other agreement to which the Company or any Subsidiary is a party;
                    (xv) all Contracts of the Company or any of its Subsidiaries to manufacture for, supply to or distribute to any other Person any products, services or components (other than under customer or reseller Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business);
                    (xvi) all Contracts of the Company or any of its Subsidiaries related to or regarding the performance of consulting, advisory or other services or work of any type by any other Person that resulted or were expected to result in the creation of any Company Used IP;
                    (xvii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K (provided that Part 2.8 of the Company Disclosure Schedule shall not be required to include a listing of such filed Contracts);

                    (xviii) any Contract of the Company or any of its Subsidiaries with any Governmental Body; and
                    (xix) any other Contract of the Company or any of its Subsidiaries the termination or breach of which, would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to any other sub-section of this Section 2.8(a).
               (b) The Company has made available to Parent an accurate and complete copy of each Company Significant Contract.
               (c) Each Company Significant Contract is valid and in full force and effect, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
               (d) As of the date of this Agreement, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Company Significant Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Significant Contract; (iii) to the Knowledge of the Company, no event has occurred and is continuing, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (D) give any Person the right to cancel, terminate or modify any Company Significant Contract; and (iv) since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Company Significant Contract.
          2.9 Compliance with Legal Requirements. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements, including without limitation those relating to privacy or export control. To the Company’s Knowledge, since January 1, 2008, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body or other Person regarding any actual violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
          2.10 Certain Business Practices. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any Company Employee with respect to any matter relating to the Company and its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

          2.11 Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses substantially in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company has provided or made available to Parent true, correct and complete copies of each material Governmental Authorization. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations. Between January 1, 2008 and the date hereof, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. None of the Governmental Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Contemplated Transactions, except as would not reasonably be expected to have a Company Material Adverse Effect.
          2.12 Tax Matters.
               (a) Each of the material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date by a filing date that precedes the Closing Date: (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the material Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.
               (b) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.
               (c) The Company Balance Sheet accrues all liabilities for all material Taxes with respect to all periods through its date in accordance with GAAP. The Company will establish, before the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes for the period from the date of the Company Balance Sheet through the Closing Date.
               (d) To the Knowledge of the Company, the Company has received no notice that any material Tax Return previously filed is subject to (or since January 1, 2006 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the material Tax Returns has been granted by the Company or any of its Subsidiaries, and no such extension or waiver has been requested from the Company or any of its Subsidiaries.
               (e) As of the date of this Agreement, no claim or Legal Proceeding is pending with respect to the Company or any of its Subsidiaries in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries). There are no Encumbrances for material Taxes upon any of the assets of the Company and its Subsidiaries. No claim has ever been made by an authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
               (f) There are no Contracts relating to allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than Contracts with the Company or one or more of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company and its Subsidiaries), nor is it currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) nor are they a party to any Contract providing for payments by the Company or its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).
               (g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years.
               (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.
               (i) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).
               (j) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
               (k) Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
               (l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.
          2.13 Employee and Labor Matters; Benefit Plans.
               (a) To the Knowledge of the Company, no Company Employee is a party to or is bound by any noncompetition agreement that prevents or impairs, or purports to prevent or impair, in any material respect, such Employee from performing his or her intended job function with the Company, or that otherwise may have a Company Material Adverse Effect.
               (b) Except as set forth in Part 2.13(b) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any Company Employee. There is not now pending, and, to the Knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the Knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Employee, including charges of unfair labor practices or harassment complaints, except as would not reasonably be expected to have a Company Material Adverse Effect.
               (c) None of the current independent contractors of the Company or any of its Subsidiaries could reasonably be reclassified as an employee, except as would not reasonably be expected to have a Company Material Adverse Effect.
               (d) The Company has made available to Parent an accurate and complete copy of each Company Employee Plan, each Company Employee Agreement each material document prepared in connection with such Company Employee Plan, including without limitation (j) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, (iv) the most recent Internal Revenue Service opinion or determination letter for each Company Employee Plan intended to qualify under the Code, (v) the most recent actuarial report and financial statement and (vi) the standard form of all agreements and instruments relating to or issued under each Company Option Plan, employee stock purchase plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options that differ in any material respect from such standard form agreements.
               (e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Company Employee Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Legal Requirements, including (without limitation) ERISA and the Code. Each of the Company and Company Affiliates has performed in all material respects all obligations required to be performed by them under each Company Employee Plan, except as would not reasonably be expected to result in a Company Material Adverse Effect. All contributions, premiums or payments required to be made or accrued with respect to any Company Employee Plan have been made or accrued on or before their due dates.
               (f) Each Company Employee Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to such Company Employee Plan as to its qualified status under the Code, and, to the Company’s Knowledge, no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
               (g) The Company has never maintained any employee benefit plan subject to Title IV of ERISA.
               (h) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.
               (i) There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 404 of the Code. The Company is not a party to any contract nor has granted any compensation, equity or award that would reasonably be expected to be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and the Company has no liability or obligation to make any payment or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.
               (j) The Company has made available a complete and accurate list of the current employees and consultants of the Company as of the date of this Agreement, including such employee or consultant’s name, title or position, present annual compensation (including salaries, bonuses, commissions and deferred compensation) and years of service. As of the date of this Agreement, the Company has not made any commitments to effect any increases or changes in any such employee’s or consultant’s wage, salary, other benefits or insurance provided to such employees or consultants.
               (k) Except as set forth in Part 2.13(k) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding loans from the Company for borrowed money (whether or not evidenced by promissory notes) to any current or former employee, director or other service provider.
               (l) Except as set forth in Part 2.13(l) of the Company Disclosure Schedule, no loan from the Company for borrowed money to any current or former employee, director or other service provider of the Company was outstanding as of January 1, 2002 or has been made since January 1, 2002, in each case, which has not been either (i) repaid in full or (ii) cancelled by the Company, provided that the Company has paid all material Taxes and Tax gross-up payments in connection with such cancellation.
          2.14 Transactions with Affiliates. Except as set forth in the Company SEC Documents, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          2.15 Legal Proceedings. As of the date of this Agreement, (a) there is no pending Legal Proceeding nor to the Company’s Knowledge, any investigation by any Governmental Body of, the Company or any Subsidiary of the Company or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries) that (i) involves or alleges an amount in controversy in excess of $200,000, (ii) seeks injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries as it was operated immediately prior to the date of this Agreement; and (b) to the Knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which the Company or any of its Subsidiaries is a party or is threatened to become a party. There is no unsatisfied judgment against the Company or any Subsidiary of the Company, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any Subsidiary of the Company has any Legal Proceeding pending against any other Person. There has not been since January 1, 2005 nor are there any currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues.
          2.16 Environmental Matters.
               (a) Except as would not reasonably be expected to result in a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response,

Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to such laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.
               (b) Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of released or exposed Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date; and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed Employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          2.17 Insurance. Part 2.17 of the Company Disclosure Schedule lists all material policies of insurance and bonds of the Company or any Subsidiary of the Company that are in effect as of the date hereof, true, correct and complete copies of which have been provided or made available to Parent. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any pending material claim against any of its material insurance policies as to which coverage has been denied by the provider of such policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary of the Company are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
          2.18 Authority.
               (a) The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the Required Company Stockholder Vote, consummate its obligations under this Agreement. The execution and delivery of this Agreement and, subject to the Required Company Stockholder Vote, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company or its stockholders to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Required Company Stockholder Vote. The board of directors of the Company (at a meeting duly called and held), as of the date of this Agreement has unanimously: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.
               (b) The Required Company Stockholder Vote is the only vote of the holders of capital stock of the Company necessary to approve this Agreement and the Merger under applicable Legal Requirements and the Company’s Certificate of Incorporation.
          2.19 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Laws and the rules and regulations of The Nasdaq Global Stock Market, except as set forth in Part 2.19 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company;
               (b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, any of its Subsidiaries or any of their respective material assets is subject;
               (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company and its Subsidiaries as currently conducted;
               (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any such Company Significant Contract; or
               (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries, except, in the case of clauses “(b)” through “(e)” of this sentence, as would not reasonably be expected to have a Company Material Adverse Effect. The Company is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions, except in each case (A) as may be required by the Exchange Act, the DGCL, the

HSR Act, any foreign Antitrust Law and the rules and regulations of The Nasdaq Global Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Company Material Adverse Effect.
          2.20 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time the Company discovers any event relating to the Company or any of its Affiliates that is required to be set forth in a supplement to the Proxy Statement, the Company shall inform Parent reasonably promptly. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.
          2.21 Fairness Opinion. The Company’s board of directors has received an opinion from Piper Jaffray & Co., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and its Affiliates. A copy of such opinion will be made available to Parent.
          2.22 Financial Advisor. Except for fees and expenses payable to Piper Jaffray & Co. pursuant to an Engagement Letter dated as of February 6, 2008 (the “Piper Engagement Letter”), a true and complete copy of which has been provided or made available to Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the origination, negotiation or execution of this Agreement or in connection with the Merger or any of the other Contemplated Transactions, and Parent will not incur any liability, either directly or indirectly, to any broker, finder or investment banker (other than as provided for in the Piper Engagement Letter) as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents.
          2.23 Delaware Section 203. The board of directors of the Company has taken all actions necessary to provide that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger or any of the other Contemplated Transactions. Except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

          2.24 Company Rights Agreement. The Company Rights Agreement has been amended to provide that neither Parent nor Merger Sub, nor any Affiliate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), that neither a Shares Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Rights (as defined in the Company Rights Agreement) will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions, and that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time. Other than the Company Rights Agreement, the Company is not a party to, and the Company’s equity securities will not be affected by, any other rights agreement, “poison pill” or similar plan, agreement or arrangement of the Company, which would materially and adversely affect the ability of Parent to consummate the Merger or the other transactions contemplated hereby.
          2.25 Escrow Agreement. The Escrow Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
Section 3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part of the Parent Disclosure Schedule corresponding to the particular Section in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part of the Company Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent (without the necessity of further investigation) notwithstanding the omission of any cross-reference to such other part or subpart of the Company Disclosure Schedule (provided, however, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent):
          3.1 Due Organization. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound, except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.

          3.2 Compliance with Legal Requirements. Parent is in compliance with all applicable Legal Requirements, except as would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, between January 1, 2008 and the date hereof, Parent has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement, except as would not reasonably be expected to have a Parent Material Adverse Effect.
          3.3 Legal Requirements. As of the date of this Agreement, (i) there is no pending Legal Proceeding; and (ii) to the Knowledge of Parent, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which Parent is a party or is threatened to become a party, that would reasonably be expected to have a Parent Material Adverse Effect.
          3.4 Authority. Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate their respective obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) has authorized and approved the execution, delivery and performance of this Agreement by Parent. Parent, as the sole member of Merger Sub, has: (i) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its member; (ii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; and (iii) adopted this Agreement. No other action on the part of Parent’s or Merger Sub’s board of directors, members, managers or stockholders is required to approve this Agreement or perform and consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.
          3.5 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law, and the rules and regulations of The Nasdaq Global Stock Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or the limited liability company agreement of Merger Sub;
               (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent, Merger Sub or any of their respective material assets is subject; or

               (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; or (iii) accelerate the maturity or performance of any such Contract;
except, in the case of clauses “(b)” and “(c)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions, except in each case: (A) as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law, and the rules and regulations of The Nasdaq Global Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Parent Material Adverse Effect.
          3.6 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time before the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.
          3.7 Financial Statements. Parent has delivered to the Company audited financial statements for the year ended December 31, 2006 and unaudited financial statements for the year ended December 31, 2007 and for the six-month period ended June 30, 2008 (collectively, the “Parent Financial Statements”). The Parent audited financial statements for the year ended December 31, 2006 and unaudited financial statements for the year ended December 31, 2007 shall be collectively referred to herein as the “Parent Annual Financial Statements”. As of their respective dates, the Parent Financial Statements: (i) complied as to form in all material respects with applicable accounting requirements; and (ii) fairly and accurately presented, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to recurring year-end audit adjustments). In addition, as of their respective dates the Parent Annual Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring adjustments). Parent does not intend to correct or restate, nor, to the Knowledge of Parent is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Parent Annual Financial Statements. Since September 30, 2008 through the date of this Agreement, there has not been a Parent Material Adverse Effect.
          3.8 Ownership of Company Common Stock. Neither Parent, nor any Subsidiary of Parent, nor any affiliate or associate of Parent, owns more than 15% of the outstanding voting stock of the Company, as determined in accordance with the provisions of Section 203 of the DGCL.
          3.9 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
          3.10 Sufficient Funds. Parent and Merger Sub will have available to them immediately after the Closing sufficient funds, together with the Closing Cash, to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Section 1 of this Agreement.
          3.11 Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.
          3.12 Financial Advisor. Except for fees payable to GCA Savvian, which fees shall be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Parent or Merger Sub in connection with the origination, negotiation or execution of this Agreement or in connection with the Merger or any of the other Contemplated Transactions.
          3.13 Escrow Agreement. The Escrow Agreement constitutes a valid and legally binding obligation of Parent, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
          3.14 Liabilities; Solvency. Parent is neither now insolvent nor will Parent and the Surviving Corporation, taken as a whole, be rendered insolvent by the consummation of the Contemplated Transactions, determined as of the Effective Time, assuming the release of the Escrow Fund. Parent has not, at any time, (i) made a general assignment for the benefit of creditors, or (ii) filed, or had filed against it, any bankruptcy petition or similar filing.
Section 4. Certain Covenants of the Parties
     4.1 Access and Investigation.
               (a) During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the earlier termination of this Agreement (the

“Pre-Closing Period”), the Company shall: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours, on reasonable prior notice, to the Company’s personnel and assets (tangible and intangible, including Intellectual Property) and to all existing books, records, financial statements, Tax Returns, work papers and other documents and information relating to the Company and each of its Subsidiaries; and (b) provide or make available to Parent and Parent’s Representatives, at Parent’s expense, such copies of the existing books, records, financial statements, Tax Returns, and other documents and information relating to the business, results of operations, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any of its Subsidiaries as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, to the extent that in the reasonable judgment of the Company could reasonably be expected to result in (i) the violation of any written obligations of the Company or any of its Subsidiaries to an unaffiliated third party with respect to confidentiality or non-disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Legal Requirement. Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, the Company shall use commercially reasonable efforts to notify Parent of, and confer from time to time as reasonably requested by Parent with one or more Representatives of Parent to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary of the Company and the general status of the ongoing operations of the Company and each Subsidiary of the Company. No information or knowledge obtained in any investigation pursuant to this Section 4.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.
          4.2 Operations Before Closing.
               (a) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to (i) conduct the business and operations of the Company and its Subsidiaries in the ordinary course of business and in accordance with past practices and in material compliance with all applicable Legal Requirements; (ii) pay its Liabilities, debts and Taxes when due and pay or perform its other obligations when due, in each case subject to good faith disputes over such liabilities, debts or Taxes; and (iii) use commercially reasonable efforts consistent with past practices and policies to (unless otherwise agreed in writing by Parent) (A) preserve intact its present business organization, (B) except as contemplated by Section 5.4(a), keep available the services of the Company Employees, and (C) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings.
               (b) Without limiting the generality of Section 4.2(a) above, except as set forth in Part 4.2(b) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent (if consistent with applicable Legal Requirements), which consent shall not be unreasonably withheld, conditioned or delayed):

                    (i) declare, accrue, set aside or pay any dividend or make any other distribution (in cash, stock or property) in respect of any shares of capital stock of the Company or a Subsidiary of the Company or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;
                    (ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices: (x) grant Company Options or shares of restricted Company Common Stock under the Company Option Plans to any newly hired employee of the Company; and (y) grant Company Options or shares of restricted Company Common Stock under the Company Option Plans to existing Company Employees in the ordinary course of business and consistent with past practices in connection with the Company’s customary review and promotion processes;
                    (iii) amend or waive any of its rights under, or, except pursuant to any Contract in existence as of the date of this Agreement, accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements;
                    (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or the equivalent governing documents of any Subsidiary of the Company;
                    (v) acquire any equity interest or other interest in any other Entity; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
                    (vi) make any capital expenditure or enter into any transaction or commitment, in each case, exceeding $250,000 individually or $500,000 in the aggregate, other than capital expenditures in the ordinary course of business, consistent with past practice;
                    (vii) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances other than pursuant to borrowing under the Company’s lines of credit existing as of the date of this Agreement;
                    (viii) lend money to any Person (other than advances to Company Employees for business expenses in the ordinary course of business);

                    (ix) except as required under any collective bargaining agreement or other Contract with a labor organization representing any Company Employees, establish, adopt, enter into or amend any Company Employee Plan, (except that the Company may amend the Company Employee Plans to the extent required by applicable Legal Requirements);
                    (x) renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on the Company and its Subsidiaries thereunder;
                    (xi) contribute any material amount to any trust or other arrangement funding any Company Employee Plan, except to the extent required by the existing terms of such Company Employee Plan (including any 401(k) matching contributions), trust or other funding arrangement, by any collective bargaining agreement, by any written employment agreement existing on the date of this Agreement, or by applicable Legal Requirements
                    (xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000;
                    (xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;
                    (xiv) make or change any material Tax election;
                    (xv) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement or related to the Contemplated Transactions;
                    (xvi) sell, lease, license, assign, transfer, convey or otherwise dispose of, create any material Encumbrance with respect to, or amend any existing agreement covering or with respect to, any Company Owned IP;
                    (xvii) split, combine or reclassify any of the Company’s or any Subsidiary’s capital stock;
                    (xviii) enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;
                    (xix) enter into, amend, modify, or terminate any Company Significant Contract, or waive, release or assign any material rights or claims thereunder;
                    (xx) enter into or modify any customer, reseller or distributor Contract;

                    (xxi) except as contemplated by Section 5.4(a), undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;
                    (xxii) sell, lease, license, encumber, abandon or otherwise dispose of any business lines or any properties or assets (tangible or intangible), including, without limitation, Company Owned IP;
                    (xxiii) make any material revaluation of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable;
                    (xxiv) cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;
                    (xxv) except as required to comply with applicable law, any Contract disclosed to Parent by the Company or any Company Employee Plan existing as of the date hereof, (A) materially increase the compensation or fringe benefits payable or to become payable to any Company Employee (except for normal increases of cash compensation to current non-officer Company Employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing; (B) make any promise, commitment or payment of any bonus payable or to become payable to any Company Employee (except bonuses made to current non-officer Company Employees or newly hired non-officer Company Employees in the ordinary course of business consistent with past practice); (C) adopt any new, or change or terminate any existing severance, change of control, termination or bonus plan, policy or practice applicable to any Company Employee; (D) enter into any new employment, severance, termination, change of control or indemnification agreement or any new agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), (E) incur any liability or obligation to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices, or (F) forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Company Employee, in an amount in excess of $10,000; or
                    (xxvi) agree or commit to take any of the actions described in this Section 4.2(b).
If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable, and in any event within two Business Days after Parent has received the Company’s request.

               (c) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to promptly notify Parent in writing after learning of any event, condition, fact or circumstance that (i) would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or reasonably unlikely, or (ii) that constitutes, or would reasonably be expected to have, a Company Material Adverse Effect.
               (d) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to promptly notify Parent in writing after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or a arbitration panel, board or Governmental Body, initiated by or against it in writing, or Known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employee or stockholders in their capacity as such. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any litigation against the Company or any of its Subsidiaries and shall give due consideration to Parent’s advice with respect to such litigation. Notwithstanding the foregoing provisions of this Section 4.2(d), the Company shall not be required to permit any access, or to deliver or make available to Parent any information, to the extent that in the reasonable judgment of the Company, such action would jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine.
               (e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that (i) would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or reasonably unlikely or (ii) that constitutes, or would reasonably be expected to have, a Parent Material Adverse Effect.
          4.3 No Solicitation; Superior Offers.
               (a) Except as expressly permitted by Sections 4.3(d) and 4.3(e), during the Pre-Closing Period, the officers and directors of the Company will not, nor will the Company authorize or direct any of its Subsidiaries or any of the Company’s or such Subsidiaries’ respective employees or other Representatives to, directly or indirectly:
                    (i) solicit, initiate, seek or knowingly encourage, knowingly facilitate, or knowingly induce the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal;
                    (ii) furnish or make available any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;
                    (iii) enter into, participate or engage in, or continue any discussions or negotiations with any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;
                    (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal or adopt a board resolution to do any of the foregoing;

                    (v) enter into any letter of intent or similar document or Contract (whether binding or not binding) contemplating or otherwise relating to any Acquisition Transaction; or
                    (vi) grant any discretionary waiver or release under any effective standstill or similar agreement with respect to the Company or the Subsidiaries of the Company, or any class of equity securities of the Company or the Subsidiaries of the Company; provided, that immediately upon any violation of this clause (vi), Parent shall automatically be released during the Pre-Closing Period from its “standstill” obligations contained in the fourth full paragraph of the Confidentiality Agreement without any further action by any party hereto.
               (b) Except as permitted by Sections 4.3(d) and 4.3(e), during the Pre-Closing Period the Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information of the Company previously furnished to such Person and which such Person is not entitled to retain, and shall not, nor permit any Subsidiary of the Company to, exercise its discretion to waive any rights under any standstill, confidentiality or similar agreements entered into by such Person. Except as permitted by Sections 4.3(d) and 4.3(e), if, during the Pre-Closing Period, any officer or director of the Company takes any action, directly or indirectly, that the Company is obligated pursuant to this Section 4.3 not to authorize or to direct such officer or director to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 4.3.
               (c) During the Pre-Closing Period, the Company shall as promptly as practicable (and in no event later than (x) 24 hours after any Notice Representative becomes aware of the receipt thereof if such Notice Representative is made aware of the receipt thereof on a Business Day and (y) 36 hours after any Notice Representative becomes aware of the receipt thereof if such Notice Representative is made aware of the receipt thereof on any day that is not a Business Day) advise Parent of the receipt of any Acquisition Inquiry or Acquisition Proposal that is made or submitted by any Person or received by, the Company or any of the Notice Representatives during the Pre-Closing Period (including, the identity of the Person from which such Acquisition Inquiry or Acquisition Proposal was received (or the Person or Persons on whose behalf such Acquisition Inquiry or Acquisition Proposal was made) and the material terms and conditions thereof, subject, in each case, to the Company’s obligations pursuant to any existing confidentiality or non-disclosure agreement). The Company will keep Parent reasonably informed as promptly as practicable of the status and terms of any such Acquisition Inquiry or Acquisition Proposal, and provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a copy of all written materials and written information provided to the Company in connection with any such Acquisition Inquiry or Acquisition Proposal, or any material modification or material amendment thereto.
               (d) During the Pre-Closing Period, in the event that any Person submits to the Company (and does not withdraw) an Acquisition Proposal that the Company’s board of directors reasonably concludes in good faith (after receipt of advice of its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to become, a Superior Offer, then notwithstanding Sections 4.3(a) – (c), the Company may, so long as the Required Company Stockholder Vote has not yet been obtained, (i) enter into discussions and negotiations with such Person regarding such Acquisition Proposal and otherwise cooperate with and assist such Person with respect to such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries, provided, in every case, that the Company and its Subsidiaries and the Notice Representatives comply with each of the following: (A) neither the Company, any of its Subsidiaries nor any Notice Representative shall have violated any of the provisions set forth in Section 4.3(a) in connection with the receipt of such Acquisition Proposal, (B) the Company’s board of directors first shall have concluded in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (C) the Company first shall have received from such Person an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement, (D) the Company first shall have given Parent at least 48 hours advance written notice of its intent to take such actions, and (E) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).
               (e) Notwithstanding Section 5.2(b), at any time prior to the Company obtaining the Required Company Stockholder Vote, the Company’s board of directors may, solely in response to a Superior Offer or an Intervening Event, make a Change of Recommendation and, solely in the case of a Superior Offer, terminate this Agreement in accordance with Section 8.1(h), if all of the following conditions in clauses (i) through (iii) are met:
                    (i) in the case of a Superior Offer, such Superior Offer has not been withdrawn and continues to be a Superior Offer;
                    (ii) the Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least 48 hours prior to the meeting of the Company’s board of directors at which the Company’s board of directors will consider the possibility of effecting such Change of Recommendation in response to an Acquisition Proposal or an Intervening Event, which notice shall state expressly (1) that the Company has received an Acquisition Proposal or determined the existence of an Intervening Event, (2) the material terms and conditions of the Acquisition Proposal and the identity of the Person or group making the Acquisition Proposal or, in the case of an Intervening Event, describe in reasonable detail the cause and factors constituting such Intervening Event, and (3) that the Company intends to consider the possibility of effecting a Change of Recommendation based upon such Acquisition Proposal, and (B) during the aforementioned 48 hour period, if requested by Parent, engage in good faith negotiations with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement; and
                    (iii) the Company’s board of directors has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Offer or Intervening Event, and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that failure to effect a Change of Recommendation would reasonably be likely to result in a breach of its fiduciary obligations to the stockholders of the Company.
Section 5. Additional Covenants of the Parties
          5.1 Company Proxy Statement.
               (a) As promptly as practicable, using commercially reasonable efforts to do so within ten Business Days following the date of this Agreement (subject to timely receipt from Parent of any information required of Parent or Merger Sub to be included therein), the Company shall prepare and cause to be filed with the SEC preliminary proxy materials to obtain the Required Company Stockholder Vote. Promptly following the later of (i) receipt and resolution of SEC comments thereon or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form in all material respects with all applicable SEC requirements and (y) otherwise comply in all material respects with all applicable Legal Requirements related thereto. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Body (including, without limitation, any amendment or supplement to the definitive proxy materials), the Company shall provide Parent and Parent’s counsel with reasonable opportunity to review and shall use good faith efforts to include in such filings all comments reasonably proposed by Parent or Parent’s counsel.
               (b) The Company will notify Parent of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information within one Business Day, and will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall provide Parent with reasonable opportunity to review and comment on any written response to the SEC, or its staff or any other government officials in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in promptly filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the stockholders of the Company, such amendment or supplement.
          5.2 Company Stockholders’ Meeting.
               (a) The Company shall, as promptly as practicable after clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold, a meeting of its stockholders for the purpose of obtaining the Required Company Stockholder Vote (the “Company Stockholders’ Meeting”) in accordance with the Company’s certificate of incorporation, bylaws, the DGCL and all other applicable Legal Requirements. The Company shall use its commercially reasonable efforts to (i) at the Company’s expense, solicit from its stockholders proxies in favor of the Required Company Stockholder Vote and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the Company’s certificate of incorporation, the DGCL and all other applicable Legal Requirements, and (ii) ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with the Company’s certificate of incorporation, bylaws, the DGCL and all other applicable Legal Requirements. The Company (i) shall consult with Parent regarding the date of the Company Stockholders’ Meeting, and (ii) shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders’ Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement (which determination shall not be made before consulting with Parent) is provided to Company stockholders in advance of a vote on the Merger and this Agreement, (ii) if at the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum for the conduct of business, or (iii) for the purpose of soliciting additional proxies.
               (b) Subject to Section 4.3(e): (i) the board of directors of the Company shall unanimously recommend that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (such recommendation being referred to as the “Company Board Recommendation”), (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (iii) neither the Company’s board of directors nor any committee thereof shall withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the Company Board Recommendation. Nothing contained in this Agreement shall prohibit (A) the Company from making any public disclosure of any material facts, including the fact that an Acquisition Inquiry or Acquisition Proposal has been submitted to the Company, if the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company’s stockholders or any applicable Legal Requirement, or (B) the Company or the Company’s board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act; provided, however, that the Company’s board of directors shall not recommend that Company stockholders tender shares of Company capital stock in connection with any tender or exchange offer, or withhold, withdraw or modify the Company Board Recommendation unless permitted to do so pursuant to Section 4.3(e).
               (c) Prior to a termination of this Agreement pursuant to Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withholding, withdrawal, amendment, qualification or modification of the Company Board Recommendation.
          5.3 Stock Options and Company ESPP.
               (a) Each Company Option outstanding and unexercised as of immediately before the Effective Time with a per share exercise price less than the Per Share Merger Consideration (the “In-the-Money Options”) will, to the extent vested and exercisable as of immediately prior to the Effective Time, after taking into account any vesting acceleration in connection with the Contemplated Transactions (the “Vested In-the-Money Options”), automatically and without any required action on the part of the holder thereof, be converted at the Effective Time into the right to receive an amount in cash equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time, and (B) the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time. Each Company Option outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration (the “Out-of-the-Money Options”), whether vested or unvested, and each In-the-Money Option to the extent not vested and exercisable as of immediately prior to the Effective Time, after taking into account any vesting acceleration in connection with the Contemplated Transactions (the “Unvested In-the-Money Options”), will be automatically cancelled as of the Effective Time without any consideration payable in respect thereof. On the Closing Date, or promptly as practicable thereafter (but in no event later than two Business Days thereafter), Parent or the Surviving Corporation shall pay to each holder of Vested In-the-Money Options the aggregate cash consideration payable to such holder of Vested In-the-Money Options pursuant to this Section 5.3(a). Such cash consideration shall be rounded down to the nearest cent, and Parent and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as may be required to be deducted and withheld with respect to such payment under the Code, the rules and regulations promulgated thereunder, or any applicable Legal Requirement. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Vested In-the-Money Options in respect to which such deduction and withholding was made by the Company, Parent, or the Surviving Corporation, as the case may be.
               (b) Upon Parent’s request, prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last Business Day prior to the date on which the Merger becomes effective (the last Business Day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Effective as of the Effective Time, the Company shall terminate the Company ESPP.
          5.4 Employee Benefits.
               (a) During the Pre-Closing period, the Company shall allow Parent reasonable access, during normal business hours and on reasonable prior notice, to the Company’s employees, and shall, subject to the Confidentiality Agreement, provide any information that Parent may reasonably request, for the purpose of evaluating and, in Parent’s sole discretion, making offers of employment with Parent or the Surviving Corporation to such employees; provided that, without the consent of the Company, such employment with the Parent or Surviving Corporation shall commence no earlier than the Closing Date. Any such employees who are offered employment by Parent and who accept such employment with Parent or the Surviving Corporation are referred to herein as “Continuing Employees.” On or before the Closing Date, the Company shall terminate and shall use all commercially reasonable efforts to obtain a release of claims (and shall consult with Parent regarding the form of such release) from all of its employees and shall take all reasonably necessary actions (including the timely provision of any required notices), at and in advance of the Closing Date, such that the termination of each such Company employee is in compliance with all Applicable Laws, Company policies and the terms of any Company Benefit Plans, if applicable. Parent agrees to cause all Continuing Employees to be eligible to participate in Parent’s or the Surviving Corporation’s employee benefit plans and programs, if any, and in each case, in accordance with their terms, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case, consistent with the eligibility criteria applied by Parent to other employees of Parent. The Continuing Employees shall receive full credit for prior years of service with Company (subject to the limitations and restrictions applicable to Parent employees) and parity with Parent employees with respect to eligibility to participate in all Parent employee benefit plans, programs and policies. Compensation provided to Continuing Employees shall be determined by Parent in its sole discretion. Parent agrees and acknowledges that the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) (the “Buying Group”) will use commercially reasonable efforts to offer a group health plan to employees after the Effective Time and, accordingly, that Parent and the Buying Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are Company M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Company agrees and acknowledges that it will provide Parent with such information necessary for Parent or the Buying Group to offer continuation coverage to such M&A Qualified Beneficiaries prior to the Effective Time.
               (b) If requested by Parent at least five Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the Company’s board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed).
               (c) Prior to the Effective Time, but subject to the consummation of the Merger, the Company shall pay to any employee of the Company who was terminated between the date of this Agreement and the Effective Time all severance and other payments which such employee would have been entitled to receive under the terms of any Contract or Company Employee Plan had such employee been terminated after the Effective Time.
          5.5 Indemnification of Officers and Directors.
               (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its current and former directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification and exculpation provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date of this Agreement, in each case, subject to applicable Legal Requirements.
               (b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the limited liability company agreement of the Surviving Corporation shall contain, and Parent shall cause the limited liability company agreement of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company’s certificate of incorporation and bylaws, except to the extent that modification is required by applicable Legal Requirements.
               (c) Subject to the next sentence, the Surviving Corporation shall, at no expense to the Indemnified Parties, either (i) maintain, and Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Contemplated Transactions), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), or (ii) purchase a six year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two sentences of this Section 5.5(c).
               (d) The provisions of this Section 5.5 are intended to be in addition to, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by law for a period of six years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.
          5.6 Regulatory Approvals and Related Matters.
               (a) Each party shall use its commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file, or shall cause their “ultimate parent entities” (as that term is defined in the HSR Act and its implementing regulations) to prepare and file, the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent shall use their commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request” for information) received from the Federal Trade Commission or the U.S. Department of Justice (“FTC/DOJ”) for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.
               (b) Parent, Merger Sub and the Company each shall promptly supply the other parties with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall, (i) consult with the other party prior to taking a position with respect to or making any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, (iii) coordinate with the other in preparing and exchanging such information, and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information or to the extent required by any existing confidentiality or non-disclosure agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such material and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Body regarding the transactions described herein shall include representatives of both parties.
               (c) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant to this Agreement, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.
               (d) Parent and the Company shall use their commercially reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use commercially reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, including, but not limited to, (A) entering into negotiations with any applicable Governmental Body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any “second request” for information pursuant to Antitrust Law.
               (e) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, Parent, Merger Sub and the Company shall: (i) contest, resist or resolve any such proceeding or action; and (ii) use their commercially reasonable best efforts to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action; provided, however, that neither Parent nor Merger Sub shall be under an obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any material limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any material limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an “Antitrust Restraint”).
          5.7 Confidentiality; Disclosure.
               (a) The parties to this Agreement acknowledge that Parent and the Company have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
               (b) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions; provided, however, that contents of the initial press release announcing the execution of this Agreement has already been agreed to by the parties. The Company shall consult with Parent before issuing or making, and shall provide and shall not issue, any such press release or make any such public statement without the prior written consent of Parent; provided that the Company may, without obtaining the prior consent of Parent, issue such press release or make such public statements as the Company determines in good faith, following consultation with legal counsel, may be required by applicable Legal Requirements if Company has used all reasonable efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has acted in good faith with respect to the incorporation of any reasonable changes which are suggested by Parent prior to releasing or making such press release or public statement. The Company shall cause its officers and directors to comply with this Section 5.7. The foregoing shall not restrict the Company from making any public statements permitted by Section 4.3(e).
          5.8 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock or Company Series B Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Section 1 of this Agreement by each Company Insider (as defined below) to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” means information regarding the Company Insiders, the number of shares of Company Common Stock and Company Series B Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. “Company Insiders” mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.
          5.9 Takeover Statutes. The Company, Parent, Merger Sub and each of their respective board of directors, members or managers, as applicable, shall use their commercially reasonably efforts (i) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any takeover statue or similar statue or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.
          5.10 Certificates. The Company shall use commercially reasonable efforts to, prior to the Closing Date, deliver a certificate dated within three Business Days of the Closing from the Secretary of State of the State of Delaware and each state in which the Company or any Subsidiary of the Company is qualified to do business as a foreign corporation certifying that the Company or such Subsidiary is in good standing and that all applicable Taxes and fees of the Company or such Subsidiary through and including the Closing Date have been paid, and (ii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time, and (B) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company.
          5.11 Director and Officer Resignations. The Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors of the Company and from each of the directors and officers of each Subsidiary of the Company that will be effective as of the Effective Time.
          5.12 Third-Party Consents. The Company shall use commercially reasonable efforts to obtain any consents, waivers and approvals required to be obtained under any Company Significant Contract set forth on Schedule 5.13 of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent reasonably informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. The Company shall use commercially reasonable efforts to deliver any notices required under any Company Significant Contract set forth on Schedule 5.13 of the Company Disclosure Schedule in connection with the consummation of the transactions contemplated hereby.
          5.13 Patent Fees. Prior to the Closing Date, the Company shall use commercially reasonable efforts to timely pay all maintenance fees, annuities, and the like due or payable as of the Closing Date on the patents and patent applications that are included in the Active Registered IP. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future; provided, however, that the Company shall not be obligated to pay any fee for which the surcharge date or final deadline for payment is a date more than six months following the Closing Date.
          5.14 Closing Statement.
               (a) The Company shall deliver to Parent at least three (3) Business Days prior to the Tentative Closing Date, a statement (the “Closing Statement”) of the Company’s calculations of its good faith estimates of the Purchase Price (including a good faith estimate of each of the components of Purchase Price Upward Adjustment Amount and Purchase Price Downward Adjustment Amount), Common Stock Merger Consideration and Per Share Merger Consideration, each as of the Tentative Closing Date (assuming consummation of the transactions contemplated by this Agreement). The Company’s Chief Financial Officer shall certify, in his capacity as an officer of the Company and not in his personal capacity, that, to his Knowledge, the Closing Statement is true, accurate and complete as of the Tentative Closing Date. Parent and its accountants shall be permitted reasonable access to review the Company’s books and records and work papers related to the preparation of such Closing Statement. Parent and its accountants may make inquiries of the Company and its Chief Financial Officer and accountants, regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Company shall use its commercially reasonable efforts to cause its Chief Financial Officer and accountants to cooperate with and respond to such inquiries.
               (b) Within two Business Days following delivery of the Closing Statement, Parent shall deliver written notice (a “Dispute Notice”) to the Company with respect to any disagreement that Parent may have as to the calculations set forth in the Closing Statement, if any, setting forth in reasonable detail the basis of such disagreement together with the amount(s) in dispute. Parent and the Company shall negotiate in good faith to resolve any such disagreements, and the Closing Statement shall be modified if necessary to reflect the resolution of any such disagreements. If Parent and the Company cannot resolve any such disagreements, then the parties shall engage a mutually agreed upon accounting firm of national standing (the “Special Auditor”) to determine the amount of the Purchase Price (including the components of Purchase Price Upward Adjustment Amount and Purchase Price Downward Adjustment Amount), Common Stock Merger Consideration and/or Per Share Merger Consideration. The Company shall provide the Special Auditor with access to the relevant financial records and shall assist the Special Auditor in obtaining confirmations of information relating to the calculation of the Purchase Price (including the components of Purchase Price Upward Adjustment Amount and Purchase Price Downward Adjustment Amount), Common Stock Merger Consideration and/or Per Share Merger. The Special Auditor shall complete its review and shall issue its report, as promptly as possible, but in no event more than five Business Days after engaged, which determination, absent manifest error, shall be binding on the parties, and the Closing Statement shall be modified to reflect such determination by the Special Auditor. If Parent delivers a Dispute Notice, the Closing shall not occur (unless otherwise agreed by Parent and Company) until two (2) Business Days after the earlier of the date (i) Parent and

Company resolve any Closing Statement disagreements and (ii) the Special Auditor delivers its Closing Statement.
Section 6. Conditions Precedent to Obligations of Parent and Merger Sub
     The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
          6.1 Accuracy of Company Representations. The representations and warranties of the Company contained in Section 2 of this Agreement (in each case giving effect to the applicable exceptions and disclosures set forth in the Company Disclosure Schedule) shall be accurate (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), in each case, both when made and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a Company Material Adverse Effect.
          6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          6.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
          6.4 Company Officers’ Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants), 6.3 (Company Stockholder Approval) and 6.6 (No Company Material Adverse Effect) have been satisfied or waived.
          6.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
          6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.
          6.7 No Litigation. No Legal Proceeding shall be pending or expressly threatened in writing by any Governmental Body of competent jurisdiction that has a reasonable likelihood of success, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Body of competent jurisdiction (including a competent antitrust authority) or arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the Merger, (ii) cause the Merger to be rescinded or (iii) result in an Antitrust Restraint, and no such

Order shall be in effect nor shall any Legal Requirement have been enacted having any such effect.
          6.8 No Outstanding Loans for Borrowed Money. No loans from the Company for borrowed money (whether or not evidenced by promissory notes) to any current or former employee, director or other service provider shall be outstanding.
          6.9 Closing Statement. The Closing Statement certified by the Company’s Chief Financial Officer, as may be modified by Section 5.14(b), shall have been delivered to Parent and shall remain true and correct in all material respects as of the date of Closing.
Section 7. Conditions Precedent to Obligation of the Company
     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
          7.1 Accuracy of Parent and Merger Sub Representations. The representations and warranties of Parent and Merger Sub contained in Section 3 of this Agreement shall be accurate (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect), in each case, both when made and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a Parent Material Adverse Effect.
          7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          7.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
          7.4 Parent Officer’s Certificate. The Company shall have received a certificate executed by a duly authorized officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been duly satisfied.
          7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any United States federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
          7.6 Delivery of Escrow Certification. The “Certification” (as defined in the Escrow Agreement) shall have been irrevocably, and without any condition, delivered to Silicon Valley Bank such that the Escrow Fund shall be released to the Paying Agent upon Silicon Valley Bank’s receipt of a certified copy of the Certificate of Merger.

Section 8. Termination
          8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):
               (a) by mutual written consent of Parent and the Company, duly authorized by the boards of directors of Parent and the Company;
               (b) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if the Merger has not been consummated by March 17, 2009 or any other date that Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that the Outside Date shall automatically be extended to June 17, 2009 in the event that as of March 17, 2009 each of the conditions set forth in Sections 6 and 7 (other than those that by their nature are only to be satisfied as of the Closing) have been satisfied or waived, other than the conditions set forth in Sections 6.5 or 7.5; provided further, however, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date (as the same may be extended as provided above) is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
               (c) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;
               (d) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if the Required Company Stockholder Vote shall not have been obtained at the Company Stockholders’ Meeting (including any adjournments and postponements thereof);
               (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;
               (f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 6.1 or 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by Company of a covenant or agreement is curable by the Company within 30 days, then, provided, that the Company continued to use commercially reasonable efforts to cure such inaccuracy or breach, Parent may not terminate this Agreement under this Section 8.1(f) for 30 days after delivery of written notice from Parent to the Company of such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such inaccuracy or breach by the Company is cured during such 30-day period);

               (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the condition set forth in Section 7.1 or 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub within 30 days, then, provided that Parent or Merger Sub continued to use commercially reasonable efforts to cure such inaccuracy or breach, the Company may not terminate this Agreement under this Section 8.1(g) for 30 days after delivery of written notice from the Company to Parent of such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such inaccuracy or breach by Parent or Merger Sub is cured during such 30-day period);
               (h) by the Company, in connection with a Change of Recommendation made in accordance with Section 4.3(e) in which the Company’s board of directors shall have determined to accept or enter into a transaction related to a Superior Offer that was the subject of such Change in Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.1(h), and any purported termination pursuant to this Section 8.1(h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 8.4;
               (i) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a material breach of Section 4.3(a) shall have occurred.
          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Section 5.7, this Section 8.2, Section 8.3, Section 8.4, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and (iii) the termination of this Agreement shall not relieve any party from any liability for any fraud or willful breach of any covenant, obligation, representation or warranty contained in this Agreement.
          8.3 Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws or other jurisdictions
          8.4 Termination Fee.
               (a) If this Agreement is terminated: (a) by Parent pursuant to Section 8.1(e); (b) pursuant to Section 8.1(d) or 8.1(i), and (i) at the time of the Company Stockholders’

Meeting a bona fide Acquisition Proposal (defined for the purposes of this clause (a) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) had been publicly announced and not withdrawn, and (ii) within nine months following such termination, the Company consummates an Acquisition Transaction or enters into a Contract providing for an Acquisition Transaction that is subsequently consummated; or (c) by Company pursuant to Section 8.1(h), then the Company shall pay Parent a fee equal to $5,000,000 (the “Termination Fee”). Such fee shall be paid in immediately available funds and shall be due and payable on the date that is (a) two Business Days after the date of termination in the event of a termination by Parent pursuant to Section 8.1(e); (b) prior to or concurrent with such termination if terminated pursuant to Section 8.1(h); or (c) prior to or concurrent with the consummation of an Acquisition of the Company if terminated pursuant to Section 8.1(d) or 8.1(i).
               (b) The Company acknowledges that (i) the agreements contained in Section 8.4(a) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees and expenses due pursuant to Section 8.4(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Section 8.4(a), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 8.4(a) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder.
Section 9. Miscellaneous Provisions
          9.1 Amendment. This Agreement may be amended with the approval of Parent and the Company’s respective boards of directors at any time (whether before or after this Agreement is adopted by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made that pursuant to applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
          9.2 Extension; Waiver.
               (a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

               (b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.
          9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
          9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.
          9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. The holders of Company Common Stock, Company Preferred Stock, Company Options and rights under the Company ESPP are intended third party beneficiaries of the provisions of Sections 1 and 5.3, Company Employees are intended third party beneficiaries of the provisions of Section 5.4, and the Indemnified Parties are intended third party beneficiaries of the provisions of Section 5.5.
          9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as UPS or Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., Pacific time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m., Pacific time, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
          if to Parent or Merger Sub:
Novafora, Inc.
2460 North First Street, Suite 200
San Jose, CA 95131
Attn: Chief Executive Officer
Fax: (650) 574-4661
               with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attn: Anthony J. McCusker
Fax: (650) 321-2800
               and an additional copy (which shall not constitute notice) to:
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021 Israel
Attn: Nitzan Hirsch-Falk, Adv.
Fax: 972-3-607-4499
          if to the Company:
Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, CA 95054

Attn: Chief Executive Officer
Fax: (408) 919-6407
               with copies (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Mark A. Leahy
Fax: (650) 938-5200
          9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          9.10 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement (including, without limitation, Section 4.3 hereof) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement (including, without limitation, Section 4.3 hereof) and to enforce specifically the terms and provisions of this Agreement (including, without limitation, Section 4.3 hereof) in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
          9.11 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

               (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

NOVAFORA, INC.

By: Name:	/s/ Zaki Rakib Zaki Rakib
Title:	CEO

TRANSFORMER ACQUISITION LLC

By: Name:	/s/ Zaki Rakib Zaki Rakib
Title:	CEO

TRANSMETA CORPORATION

By: Name:	/s/ Lester M. Crudele Lester M. Crudele
Title:	President & CEO
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquisition Inquiry. “Acquisition Inquiry” means any inquiry of, or communication, expression of interest or proposal to, the Company or any of its Subsidiaries or any Notice Representative (other than by Parent or any of its Affiliates or Representatives), in each case concerning, or that would reasonably be expected to lead to, an Acquisition Transaction, but which is not itself an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” means any offer, proposal, agreement, expression of interest or indication of interest (whether binding or not binding), made, provided or submitted to the Company or any of its Subsidiaries or any Notice Representative, or any public announcement of any intention to enter into or make any such offer, proposal, agreement, expression of interest or indication of interest (whether binding or not binding), relating to, or involving an Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” means any transaction or series of related transactions (other than: (1) the Contemplated Transactions; (2) any transaction permitted pursuant to Section 4.2; and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:
     (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or any Subsidiary of the Company is a party or a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company or any Subsidiary of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding voting securities of the Company; or
     (b) any sale, exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition (including by way of joint venture) of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries; or
     (c) any liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.
     Active Registered IP. “Active Registered IP” means Company Registered IP that has not lapsed or expired and has not been terminated, cancelled, or abandoned.
     Agreement. “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

     Affiliate. “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
     Business Day. “Business Day” shall mean any day other than Saturday or Sunday or a day on which banks are required or authorized by law to close in the city of San Francisco, California.
     Change of Recommendation. “Change of Recommendation” means the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Parent), by the Company’s board of directors (or any committee thereof) of its recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company’s stockholders, a failure to recommend that Company’s stockholders reject such tender or exchange offer.
     Closing Cash. “Closing Cash” means the aggregate amount of the Company’s unrestricted cash, cash equivalents and short-term investments as of the Tentative Closing Date.
     Closing Cash Target. “Closing Cash Target” means $244,000,000.
     Code. “Code” means the United States Internal Revenue Code of 1986, as amended.
     Common Stock Merger Consideration. “Common Stock Merger Consideration” means an amount, as set forth in the Closing Statement, equal to the Purchase Price plus the aggregate exercise price of Vested In-the-Money Options less the sum of (x) the aggregate Per Preferred Share Merger Consideration payable with respect to shares of Company Series B Stock outstanding immediately prior to the Effective Time (after giving effect to any election to convert shares of Company Series B Stock into Company Common Stock effective at or prior to the Effective Time), and (y) the maximum aggregate cash consideration (as calculated as of the Effective Time pursuant to the terms of Section 9 of the Company Warrants) payable with respect to the Company Warrants outstanding as of the Effective Time.
     Company Affiliate. “Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
     Company Common Stock. “Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.
     Company Contract. “Company Contract” means any Contract to which any of the Company or any of its Subsidiaries is a party.
     Company Disclosure Schedule. “Company Disclosure Schedule” means the Company Disclosure Schedule and exhibits thereto that the Company delivers to Parent upon the execution of the Agreement.
     Company Employee. “Company Employee” means any current director, officer or employee of the Company or any of its Subsidiaries.

     Company Employee Agreement. “Company Employee Agreement” means any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign law.
     Company Employee Plan. “Company Employee Plan” means any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.
     Company ESPP. “Company ESPP” means the Company’s 2000 Employee Stock Purchase Plan, as amended.
     Company Material Adverse Effect. “Company Material Adverse Effect” means any change, event, circumstance or effect (each, an “Effect”) individually or when considered together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by the Company in this Agreement (a) that is or is reasonably likely to be materially adverse to the business, financial condition, assets (including intangible assets), liabilities, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect pursuant to clause (a): (i) Effects resulting from conditions generally affecting the industries in which the Company or any of its Subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; (ii) changes in the trading price or trading volume of Company Common Stock (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes); (iii) Effects resulting from the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier or similar relationships or any loss of employees); (iv) any failure by the Company to meet internal or third party projections, predictions, guidance, estimates or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (v) Effects resulting from acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other Acts of God, to the extent that such conditions do not have a disproportionate impact on the Company and its

Subsidiaries taken as a whole when compared to other firms in the industries or geographies in which the Company or any of its Subsidiaries participates; (vi) Effects resulting from compliance with the terms of this Agreement, including the taking of any action required by this Agreement, including pursuant to Section 5.6, or Company actions not taken or not consented to by Parent, in each case pursuant to Section 4.2; (vii) any fees, expenses or change in control payments incurred in connection with the transaction contemplated by this Agreement; or (viii) changes in applicable Legal Requirements or GAAP; or (b) that is reasonably likely to materially impede the authority or ability of the Company to consummate the Contemplated Transactions.
     Company Option Plans. “Company Option Plans” means the Company’s 1995 Equity Incentive Plan, 1997 Equity Incentive Plan, and 2000 Equity Incentive Plan, in each case as amended.
     Company Options. “Company Options” means options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company, or otherwise).
     Company Owned IP. “Company Owned IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.
     Company Used IP. “Company Used IP” means: (a) Company Owned IP and (b) all Intellectual Property Rights (regardless of ownership) that are used, exercised or exploited in a material way (“Used” or “Use”) in connection with, or otherwise necessary for, any business of the Company or any of its Subsidiaries as currently conducted or as conducted in the past.
     Company Preferred Stock. “Company Preferred Stock” means the Preferred Stock, $0.00001 par value per share, of the Company.
     Company Registered IP. “Company Registered IP” means any Company Owned IP that is Registered IP.
     Company Rights Agreement. “Company Rights Agreement” means the Rights Agreement, dated as of January 15, 2002, by and between the Company and Mellon Investor Services LLC., as amended.
     Company Series B Stock. “Company Series B Stock” means the Series B Preferred Stock, $0.00001 par value per share, of the Company.
     Company Triggering Event. A Company Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have effected a Change of Recommendation; (b) the Company fails to include in the Proxy Statement the Company Board Recommendation; (c) the Company’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement within ten (10) calendar days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (d) the Company’s board of directors approves or publicly endorses or recommends any Acquisition Proposal; (d) the Company enters into any letter of intent or similar document or Contract accepting any Acquisition Proposal or otherwise enters into any Acquisition Proposal; or (e) a tender or exchange offer relating to securities of the Company is commenced by a Person unaffiliated with Parent and the Company has not sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.
     Confidentiality Agreement. “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement dated as of June 27, 2008, between the Company and Parent.
     Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contemplated Transactions. “Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.
     Contract. “Contract” means any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.
     DGCL. “DGCL” means the Delaware General Corporation Law.
     Dissenting Shares. “Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the DGCL in connection with the Merger.
     Encumbrance. “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) that would reasonably be likely to have a Company Material Adverse Effect except for: (i) liens and encumbrances on, and licenses of, assets of the Company or its Subsidiaries incurred by the Company or its Subsidiaries in the ordinary course of business; (ii) liens or other imperfections of title that would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries; (iii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (iv) zoning, building or other similar government restrictions; (v) easements, covenants, rights of way or other similar restrictions with respect to real property; (vi) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and (viii) liens securing indebtedness that is reflected on the Company Balance Sheet.
     Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     Fully-Diluted Number of Shares. “Fully-Diluted Number of Shares” mean the sum (without duplication) of (i) the number of shares of the Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the number of shares of Company Common Stock issuable upon the exercise or conversion of all securities exercisable to purchase or convertible into Company Common Stock outstanding immediately prior to the Effective Time, but excluding (a) all shares of Company Common Stock issuable upon conversion of Company Series B Stock outstanding immediately prior to the Effective Time (after giving effect to any election to convert shares of Company Series B Stock into Company Common Stock effective at or prior to the Effective Time), (b) all shares of Unvested Company Stock, (c) all shares of Company Common Stock issuable upon exercise of the Out-of-the-Money Options and the Unvested In-the-Money Options, (d) all shares of Company Common Stock issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time and (e) all Dissenting Shares.
     GAAP. “GAAP” means generally accepted accounting principles in the United States.
     Governmental Authorization. “Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, or instrumentality, and any court or other tribunal).
     HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Indebtedness. “Indebtedness” means (a) any indebtedness of such Person and its Subsidiaries, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit, (b) any amounts owed by such Persons and its Subsidiaries under capital leases as determined in accordance with GAAP, except any such capital lease referred to in this clause (b) incurred in the ordinary course of business, (c) any balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case referred to in this clause (c) incurred in the ordinary course of business, (d) all indebtedness of others secured by a lien on any asset of such Person or any of its Subsidiaries and (e) to the extent not otherwise included by clauses (a), (b), (c) and (d), any guaranty by such Person or any of its Subsidiaries of any indebtedness of any other Person.

     Intellectual Property. “Intellectual Property” means data, designs, formulae, algorithms, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, information, specifications, schematics, software (in source code and/or object code form), techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” means all rights of the following types throughout the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, sui generis database rights, moral rights and mask works; (b) trademark, trade name, service mark, domain name rights and other marks and designations and similar rights (“Marks”); (c) trade secret rights; (d) patent and industrial property rights; (e) all other proprietary rights, including any such rights in Intellectual Property; and (f) rights in or relating to registrations, issuances, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     Intervening Event. “Intervening Event” shall mean a material development or change in material circumstances (other than an Acquisition Proposal or a Superior Offer) occurring or arising after the date of this Agreement, that was neither known to the Company’s board of directors as of the date hereof nor reasonably foreseeable by the Company’s board of directors as of or prior to the date hereof, which becomes known to the Company’s board of directors prior to the receipt of the Required Company Stockholder Vote.
     Knowledge. “Knowledge” means, with respect to any party as to any particular matter, the actual knowledge of the directors and officers of such party regarding such matter.
     Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The Nasdaq Global Stock Market).
     LLC Act. “LLC Act” means the Delaware Limited Liability Company Act.
     made available. “made available” shall mean that the Company has posted such materials, on or before 11:59 p.m. Pacific Time on the date which is two Business Days prior to the date of this Agreement, to the virtual data room managed by the Company hosted at the following IP address: https://extranet2.fenwick.com/clients/19646/00200/default.aspx.

     Notice Representatives. “Notice Representatives” means directors and officers of the Company and investment bankers and legal counsel retained by the Company in connection with this Agreement or the Contemplated Transactions.
     officer. “officer” means an officer as defined by Rule 16a-1 promulgated under the Exchange Act.
     Order. “Order” means any order, writ, injunction, judgment or decree.
     Parent Disclosure Schedule. “Parent Disclosure Schedule” means the Parent Disclosure Schedule and exhibits thereto that Parent delivers to the Company upon the execution of the Agreement.
     Parent Material Adverse Effect. “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger on the terms, and within the time periods, contemplated by this Agreement.
     Per Share Merger Consideration. “Per Share Merger Consideration” means an amount, rounded down to the nearest 1/10 (one-tenth) of a cent, in cash equal to the quotient obtained by dividing the Common Stock Merger Consideration by the Fully-Diluted Number of Shares.
     Person. “Person” means any individual, Entity or Governmental Body.
     Purchase Price. “Purchase Price” means an amount, as set forth on the Closing Statement, equal to $255,600,000, plus the Purchase Price Upward Adjustment Amount as of the Tentative Closing Date, minus the Purchase Price Downward Adjustment Amount as of the Tentative Closing Date.
     Purchase Price Downward Adjustment Amount. “Purchase Price Downward Adjustment Amount” means the sum, without duplication and, with respect to each of the amounts under clauses (i) through (ix) of this sentence, only to the extent such amounts are unpaid as of the Effective Time, of (i) the amount of any Indebtedness of the Company as of the Effective Time; (ii) any Transaction Fees of the Company; (iii) the maximum amount payable under the Company’s Retention and Severance Plan, any Employment/Severance Agreements and other severance or bonus payments payable to employees or severance costs or expenses (including, without limitation, payment of severance, salary, paid time off, vacation time, healthcare reimbursement and COBRA and/or healthcare premiums) of any Company employee terminated prior to or to be terminated in connection with the Contemplated Transactions; (iv) any Tax gross-up payments and employer Tax withholding obligations in connection therewith payable in connection with the Contemplated Transactions or a separation from employment (but only if not otherwise covered by clause (iii) of this sentence); (v) obligations of the Company under its operating leases (as defined under GAAP); (vi) premiums and other costs related to Current D&O Insurance and the Reporting Tail Endorsement; (vii) the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of the Company (but for the purpose of clarity, excluding any deferred income) as of the Tentative Closing Date, in each case, as determined under GAAP; (viii) the amount, if any, by which (a) the aggregate elections made under the Transmeta Pre-Tax Flexible Benefits Plan exceeds (b) the aggregate amount contributed to the Transmeta Pre-Tax Flexible Benefits Plan through salary reductions; (ix) payments for Dissenting Shares; and (x) the amount, if any, by which the Closing Cash Target exceeds Closing Cash.
     Purchase Price Upward Adjustment Amount. “Purchase Price Upward Adjustment Amount” means the sum, without duplication, of (i) the amount of any accounts receivables of the Company as of the Effective Time, (ii) the amount of any security deposits for operating leases of the Company; and (iii) the amount, if any, by which Closing Cash exceeds the Closing Cash Target.
     Registered IP. “Registered IP” means all Intellectual Property Rights that are registered (or the subject of a submitted application for registration), filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered Marks and all applications for any of the foregoing.
     Representatives. “Representatives” mean directors, officers, agents, investment bankers, attorneys, accountants, advisors and other representatives of a Person.
     Required Company Stockholder Vote. “Required Company Stockholder Vote” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement.
     SEC. “SEC” means the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” means the Securities Act of 1933, as amended.
     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
     Superior Offer. “Superior Offer” means an unsolicited, bona fide written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger), all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company’s stockholders immediately preceding such transaction would cease to hold, by virtue of retaining or converting their equity interests in the Company, at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that is determined by the Company’s board of directors, in its good faith judgment, after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation, and after taking into account, among other things, the legal, financial, regulatory and other aspects of the offer taken as a whole, including conditions to consummation of the offer (which offer cannot include as a condition to consummation the requirement that the third party have obtained financing), the Person making the offer and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger (after giving effect to any adjustments to the terms of this Agreement definitively proposed by Parent in response to such offer).
     Tax. “Tax” means any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.
     Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.
     Tentative Closing Date. “Tentative Closing Date” means the second Business Day after the first date upon which all of the other conditions set forth in Sections 6 and 7 hereof, other than the condition to Closing set forth in Sections 6.9 and 7.6, shall have been satisfied or waived.
     Title Problem. “Title Problem” means any defect or deficiency in the transaction or series of transactions by which the Company purports to have acquired title to any of the U.S. Patent Assets, where such defect or deficiency is reasonably likely to materially diminish the Company’s right to enforce or license (in either case, without joining any third party) the applicable U.S. Patent Asset. For the avoidance of doubt, any defect or deficiency that can be cured by the Company (or its successors in interest to any U.S. Patent Assets after the Closing) using commercially reasonable efforts will be deemed not to materially diminish the Company’s right to enforce or license (in either case, without joining any third party) the applicable U.S. Patent Asset.
     Transaction Fees. “Transaction Fees” mean the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the Contemplated Transactions.
     Unvested Company Stock. “Unvested Company Stock” means any Company Common Stock that is not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement) as of or at the Effective Time, after taking into account any vesting acceleration in connection with the Contemplated Transactions.